Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 23, 2017, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries (NextEra Energy) and Florida Power & Light Company and subsidiaries (FPL), and the effectiveness of NextEra Energy's and FPL's internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy and FPL for the year ended December 31, 2016:

NextEra Energy, Inc.		Florida Power & Light Company
Form S-8	No. 33-57673	Form S-3	No. 333-205558-02
Form S-8	No. 333-27079
Form S-8	No. 333-88067
Form S-8	No. 333-114911
Form S-8	No. 333-116501
Form S-8	No. 333-130479
Form S-8	No. 333-143739
Form S-8	No. 333-174799
Form S-3	No. 333-203453
Form S-3	No. 333-205558

DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 23, 2017